Exhibit g.2.

FIRST AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is made as of this 23rd day of June 2014, by and between Tortoise Energy Infrastructure Corporation, a Maryland corporation having its principal place of business in Leawood, Kansas (the “Company”), and Tortoise Capital Advisors, L.L.C., a Delaware limited liability company having its principal place of business in Leawood, Kansas (the “Adviser”).

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company;

WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended, as an investment adviser and engages in the business of acting as an investment adviser;

WHEREAS, the Company and the Adviser are parties to that certain Investment Advisory Agreement dated September 15, 2009 (the “Agreement”) pursuant to which the Adviser provides investment advisory services to the Company; and

WHEREAS, the Company and the Adviser desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.            The first sentence of Section 9 of the Agreement is removed in its entirety and replaced with the following: For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Company compensation in an amount equal to 0.95% of the average monthly managed assets of the Company up to $2.5 billion, 0.90% of the average monthly managed assets of the Company between $2.5 billion and $3.5 billion, and 0.85% of the average monthly managed assets of the Company above $3.5 billion.

2.            Except as modified and amended in this Amendment, the Agreement shall remain in full force and effect.

3.            This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers on the day and year first written above.

TORTOISE ENERGY NFRASTRUCTURE CORPORATION

By:	/s/ P. Bradley Adams
Name: P. Bradley Adams
Title: Chief Financial Officer

TORTOISE CAPITAL ADVISORS, L.L.C.

By:	/s/ H. Kevin Birzer
Name: H. Kevin Birzer
Title: Senior Managing Director